Exhibit 23.2

Conyers Dill & Pearman

BARRISTERS & ATTORNEYS

CLARENDON HOUSE, 2 CHURCH STREET, P.O. BOX HM 666, HAMILTON HM CX, BERMUDA

TELEPHONE: (441) 295 1422 FACSIMILE: (441) 292 4720 E-MAIL: INFO@CDP.BM

INTERNET: WWW.CDP.BM

29 April, 2005

Lazard Ltd Clarendon House 2 Church Street Hamilton HM 11 BERMUDA	DIRECT LINE: 441-299 4923 E-MAIL: cggarrod@cdp.bm OUR REF: CGG/mgb/329393/Corp.D.142754

Dear Sirs,

We hereby consent to the use of our name in the Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-123463) to be filed on or about the date hereof by Lazard Ltd and Lazard Group Finance LLC with the Securities and Exchange Commission (the “Commission”). In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN